Exhibit 16.1

November 15, 2016

Securities and Exchange Commission
100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Axar Acquisition Corp. (formerly, AR Capital Acquisition Corp.) (the Company) and, under the date of February 19, 2016, we reported on the financial statements of the Company as of December 31, 2015 and 2014 and for the year ended December 31, 2015 and for the period from July 25, 2014 (inception) to December 31, 2014. On November 10, 2016, we were dismissed.

We have read the Company’s statements included under Item 4.01 of its Form 8-K dated November 15, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with (i) the Company’s statement that the audit committee of the board of directors engaged WithumSmith+Brown, PC (Withum) as the Company’s independent registered public accounting firm, (ii) the Company’s statement that Withum was not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s financial statements and (iii) the Company’s statement that Withum did not provide any written reports or oral advice considered by the Company in reaching a decision as to the accounting, auditing or financial reporting or any of the matters or events set forth in Item 304 of Regulation S-K.

Very truly yours,

/s/ KPMG LLP